ePlus inc.
Restricted Stock Agreement

Name of Participant:
Agreement Number:
Total Number of Restricted Shares:
Date:

1.
Restricted Stock - Terms and Conditions. This Agreement confirms the issuance under and subject to the provisions of the ePlus inc. 2008 Non-Employee Director Long-Term Incentive Plan (the “Plan”) and the terms and conditions set forth herein (“Terms and Conditions”) to the above-named participant of Restricted Stock in lieu of cash compensation of such number of shares of common stock, $0.01 par value per share (the “Common Stock”), of the Company as set forth above. This Agreement merely evidences such issuance of Restricted Stock, and does not constitute property of any nature or type or confer any additional rights. This issuance is subject in all respects to the applicable terms of the Plan. A copy of the Plan (or related Prospectus delivered to you with this Agreement) may be obtained at no cost by contacting the Corporate Secretary at 13595 Dulles Technology Drive, Herndon, Virginia  20171.

2.
Restriction Period. For purposes of this Agreement, the Restriction Period is the period beginning on the issuance date and ending on the first anniversary of the issuance for one-half of the shares of Restricted Stock, and ending on [INSERT VESTING DATE(S)] or, if earlier, upon termination of employment as the result of participant’s death or Disability or upon a Change in Control, as defined in the Plan, provided participant is in employment with the Company on the date of the Change in Control (the “Restriction Period”).

3.
Restrictions and Forfeiture. The Restricted Stock is issued to the participant subject to the prohibitions on transfer set forth in Section 6 below, which shall lapse, if at all, upon the expiration of the Restriction Period as described in Section 7 below.  The Restricted Stock shall not be subject to forfeiture.

4.
Rights During Restriction Period. During the Restriction Period, the participant may exercise full voting rights with respect to all Restricted Stock subject to this Agreement.  The Restricted Stock shall accrue dividends that will be credited in the form of cash or securities, as applicable, to the participant’s account, on the date the dividend is issued. At the end of the Restriction Period, all credited cash dividends or securities, as applicable, will be distributed to the participant. If the number of outstanding shares of Common Stock is changed as a result of a stock dividend, stock split or the like, without additional consideration to the Company, the Restricted Stock subject to this Agreement shall be adjusted to correspond to the change in the outstanding shares of the Company’s Common Stock. For the avoidance of doubt, upon the expiration of the Restriction Period, the participant may exercise voting rights and shall be entitled to receive dividends and other distributions with respect to the number of shares to which the participant is entitled pursuant hereto.

5.
Release of Restricted Stock. As soon as reasonably practicable following the expiration of the Restriction Period, the Company shall at its option, cause the Restricted Stock to which the participant is entitled pursuant hereto (i) to be released without restriction on transfer by delivery to the custody of the participant of a stock certificate in the name of the participant or his or her designee, or (ii) to be credited without restriction on transfer to a book-entry account for the benefit of the participant or his or her designee maintained by the Company’s stock transfer agent or its designee.

6.
Prohibition Against Transfer.  Until the expiration of the Restriction Period, the Restricted Stock subject to this Agreement and the rights granted under the Terms and Conditions and this Agreement are not transferable except to family members or trusts by will or by the laws of descent and distribution, provided that the Restricted Stock may not be so transferred to family members or trusts except as permitted by applicable law or regulations. Without limiting the generality of the foregoing, except as aforesaid, until the expiration of the Restriction Period, the shares of Restricted Stock may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.

7.
Termination of Employment.  The restrictions with respect to the Restricted Stock shall lapse immediately in the event that (i) the participant is nominated for a new term as an Outside Director but is not elected by stockholders of the Company, or (ii) the participant ceases to be a member of the Board due to death, disability or mandatory retirement (if any). Notwithstanding the foregoing, the restrictions with respect to the Restricted Stock shall lapse immediately prior to a Change in Control provided that the participant is a member of the Board immediately prior to such Change in Control.

8.
Taxes.  Participant acknowledges that he will incur a tax liability for the year in which he would have received the cash compensation regardless of his election to receive the Restricted Stock in lieu of such cash compensation. Where required pursuant to the terms of the Plan, the Company will satisfy any federal income tax withholding obligations that arise in connection with the vesting of the Restricted Stock (or in connection with an election by the participant under Section 83(b) of the Internal Revenue Code, 1986, as amended (the “Code”), with respect to the Restricted Stock, if applicable) by withholding shares of Common Stock having a Fair Market Value, as defined in the Plan, on the date the shares of Restricted Stock first become taxable equal to the minimum statutory withholding obligation or such other withholding obligation as required by applicable law with respect to such taxable shares. In other cases, as a condition to the delivery of Shares or the lapse of restrictions related to this Agreement, or in connection with any other event that gives rise to a tax withholding obligation, the Company (i) may deduct or withhold from any payment or distribution to the Participant (whether or not pursuant to the Plan); (ii) will be entitled to require that the Participant remit cash to the Company (through payroll deduction or otherwise); or (iii) may enter into any other suitable arrangements to withhold, in each case, in an amount sufficient to satisfy such withholding obligation.

9.
Miscellaneous.  These Terms and Conditions and other portions of this Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States; and (c) except as permitted under Sections 9 and 11 of the Plan, may not be amended without the written consent of both the Company and the participant. The issuance of the Restricted Stock shall not constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain the director for any period of time, or at any particular rate of compensation.

10.
Incorporation of Plan Provisions.  The Terms and Conditions and this Agreement are made pursuant to the Plan, the provisions of which are hereby incorporated by reference.  Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan.  In the event of a conflict between the terms of the Terms and Conditions and this Agreement, and the Plan, the terms of Plan shall govern, it being understood and mutually agreed that the Restricted Stock is not subject to forfeiture.

11.
Parachute Payments.  In the event that any payment or benefit received or to be received by the participant under this Agreement or any other award under the Plan in connection with a Change in Control, as defined in the Plan, (collectively, the “Change in Control Payments”) would (i) constitute (together with other payments or benefits contingent on a Change in Control) a “parachute payment” within the meaning of Section 280G of the Code or any successor provision and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), then the participant shall receive:

(A)	the full amount of such Change in Control Payments, or

(B)	such lesser amount of such Change in Control Payments, which would result in no portion of such Change in Control Payments being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the participant, on an after-tax basis, of the greatest amount of payments or benefits contingent on the Change in Control (including without limitation the Change in Control Payments), notwithstanding that all or some portion of such Change in Control Payments may be taxable under Section 4999 of the Code.

Any determination required under this section shall be made in writing by an independent public accounting firm or other independent third party selected by the Company (the “Accountants”), whose costs shall be paid by the Company and whose determination shall be conclusive and binding upon the participant and the Company for all purposes.  For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section.  In the event the Accountants determine the Change in Control Payments are to be reduced under (B) above, such reduction shall first be made as to any such Common Stock payment or benefit under any Plan awards in reverse chronological order of the grant date, then any such cash payment or benefit under any Plan awards in reverse chronological order of the grant date.

ePlus inc.		Director

By:
	Name	Name

	Title	Date

Date

QUARTERLY Restricted Stock Agreement, for stock issued in lieu of cash pursuant to Section 7(d) of the
2008 Non-Employee Director LTIP.  Revised and approved by the Compensation Committee on
September 13, 2011 (for awards granted on or after September 23, 2011).